Exhibit 10(cc)

GREIF, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

GREIF, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

	Article 3 - Contributions

3.1	Deferral Elections - General	6
3.2	Time of Deferral Election	6
3.3	Distribution Elections	7
3.4	Additional Requirements for Deferral Elections	7
3.5	Matching Contribution	7
3.6	Employer Supplemental Contribution	7
3.7	Employer Discretionary Contributions	7
3.8	Crediting of Contributions	8

	Article 4 - Vesting

4.1	Vesting of Deferrals	8
4.2	Vesting of Matching Contributions	8
4.3	Vesting of Employer Supplemental Contributions	9
4.4	Vesting of Employer Discretionary Contributions	9
4.5	Vesting in Event of Retirement, Disability, Death or Change-in-Control	9
4.6	Amounts Not Vested	9

	Article 5 - Accounts

5.1	Accounts	9
5.2	Investments, Gains and Losses	10

	Article 6 - Distributions

6.1	Distribution Election	11
6.2	Distributions from an In-Service Sub-Account	11
6.3	Distributions Upon Retirement	11
6.4	Substantially Equal Annual Installments	11
6.5	Distributions Upon a Change-in-Control	12
6.6	Distributions upon Separations from Service other than due to Retirement, Disability, Death or for Cause	12
6.7	Distributions upon Separation from Service due to Disability	12
6.8	Distributions upon Death	12
6.9	Separation from Service due to Cause	12
6.10	Changes to Distribution Elections	12
6.11	Distributions to Specified Employees	13
6.12	Minimum Distribution	13
6.13	Unforeseeable Emergency	13

	Article 7 - Beneficiaries

7.1	Beneficiaries	14
7.2	Lost Participant and/or Beneficiary	14

	Article 8 - Funding

8.1	Prohibition Against Funding	14
8.2	Deposits in Trust	15
8.3	Withholding of Employee Contributions	15

	Article 9 - Claims Administration

9.1	General	15
9.2	Claims Procedure	15
9.3	Right of Appeal	16
9.4	Review of Appeal	16
9.5	Designation	16

	Article 10 - General Provisions

10.1	Administrator	16
10.2	No Assignment	17
10.3	No Employment Rights	17
10.4	Incompetence	17
10.5	Identity	18
10.6	Other Benefits	18
10.7	Right of Setoff	18
10.8	Expenses	18
10.9	Insolvency	18
10.10	Amendment, Modification, Suspension or Termination	18
10.11	Construction	19
10.12	Governing Law	19
10.13	Severability	19
10.14	Headings	19
10.15	Terms	19
10.16	Code Section 409A Compliance	19
10.17	Payments Upon Income Inclusion Under Code Section 409A	20

GREIF, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

Greif, Inc., an Ohio corporation (the “Company”), hereby adopts this Greif, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) for the benefit of a select group of management or highly compensated employees. This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of ERISA. It is intended to comply with Code Section 409A. This Plan is effective January 1,2007 and adopted by the Company on December 30, 2006.

Article 1 - Definitions

1.1	Account.

The bookkeeping account established for each Participant as provided in Section 5.1 hereof.

1.2	Administrator.

The Compensation Committee of the Board; provided, however, that, subject to applicable law, the Compensation Committee may delegate its authority under the Plan to any other person or persons. The Administrator shall serve as the agent for the Company with respect to the Trust.

1.3	Board.

The Board of Directors of the Company.

1.4	Bonus.

Compensation which is designated as a bonus or incentive award by an Employer and that is earned by an Eligible Employee in addition to his or her Salary, including any pretax elective deferrals from said Bonus to any Employer-sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4).

1.5	Cause.

Cause shall mean:

(a) Any act which the Company, in its sole discretion, concludes is detrimental to the best interests of the Company or any of its subsidiaries or affiliates;

(b) Serious, willful misconduct relating to the discharge of duties owed to the Participant’s Employer;

(c) Conviction of a felony or perpetuation of a common law fraud;

(d) Willful failure to comply with laws applicable to the execution of the business of the Company or any of its subsidiaries or affiliates;

(e) Theft, fraud, embezzlement, dishonesty or other willful misconduct that has resulted in economic damage to the Company or any of its subsidiaries or affiliates; or

(f) Failure to comply with the Company’s drug and alcohol abuse policy.

1.6	Change-in-Control.

Provided that such definition shall be interpreted in a manner that is consistent with the definition of “change in control event” under Code Section 409A and the regulations promulgated thereunder, a “Change-in-Control” of the Company shall mean the first to occur of any of the following:

(a) the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(b) the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company;

(c) the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or

(d) the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

1.7	Code.

The Internal Revenue Code of 1986, as amended.

1.8	Compensation.

The Participant’s Salary, Bonus and Performance-based Compensation.

1.9	Deferrals.

The portion of Compensation that a Participant elects to defer in accordance with Section 3.1 hereof.

1.10	Deferral Election.

The separate agreement, submitted to the Administrator, by which an Eligible Employee (a) agrees to participate in the Plan, (b) may designate the amount of any Deferrals to be made to the Plan and (c) may designate the time and form of distribution of his or her Account.

1.11	Disability.

A Participant shall be considered disabled if:

(a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer.

1.12	Effective Date.

January 1,2007.

1.13	Eligible Employee.

An Employee shall be considered an Eligible Employee if such Employee is (a) a member of the Employer’s select group of management or is a highly compensated employee within the meaning of Title I of ERISA and (b) designated as an Eligible Employee by the Administrator. The designation of an Employee as an Eligible Employee in any Plan Year shall not confer upon such Employee any right to be designated as an Eligible Employee in any future Plan Year.

1.14	Employee.

Any person employed by an Employer.

1.15	Employers.

The Company and all of its subsidiaries and affiliates.

1.16	Employer Discretionary Contribution.

A discretionary contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.7 hereof.

1.17	Employer Supplemental Contribution.

A contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.6 hereof.

1.18	ERISA.

The Employee Retirement Income Security Act of 1974, as amended.

1.19	Identification Date.

December 31 of each Plan Year.

1.20	Investment Fund.

Each investment which serves as a means to measure value, increases or decreases with respect to a Participant’s Account.

1.21	Matching Contribution.

A contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.5 hereof.

1.22	Participant.

An Eligible Employee who is a Participant as provided in Article 2.

1.23	Plan Year.

January 1 through December 31.

1.24	Performance-based Compensation.

Performance-based compensation shall mean a Bonus that (i) meets the definition of “performance-based compensation” under Code Section 409A(a)(4)(B)(iii) and the regulations promulgated thereunder, (ii) is designated as such by the Employer and (iii) relates to services performed during a performance period of at least twelve months by an Eligible Employee.

1.25	Qualified Plan.

The Greif 401 (k) Retirement Plan.

1.26	Retirement.

Retirement means either (i) a Participant has reached age sixty-five (65) and has a Separation from Service (other than for Cause), or (ii) a Participant has reached age fifty-five (55) and has five (5) Years of Service and has a Separation from Service (other than for Cause).

1.27	Salary.

Salary means wages (other than any Bonus or Performance-based Compensation), within the meaning of Section 3401 (a) for the purposes of income tax withholding at the source, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401 (a)(2)), that are earned by an Eligible Employee for services performed for the Employer. Salary will not include amounts paid by the Employer as severance payments after the Eligible Employee has Separated from Service, or amounts paid from extraordinary events such as the settlement of a lawsuit unless such amounts are included as compensation in the Eligible Employee’s W-2 wages. Salary will also not include nonqualified stock options includible in an Eligible Employee’s income in either the year granted or exercised. Salary will be determined without regard to: (a) any reduction in compensation resulting from participation in this Plan or any other nonqualified deferred compensation plan, a Section 401 (k) cash or deferred arrangement or any arrangement pursuant to Code Section 125, for Plan Years commencing on and after January 1,2001 – Code Sections 132(f), 402(h), 403(b), 414(h)(2) or 457; or (b) any rules that limit remuneration included in wages based on the nature or location of employment or services performed.

1.28	Separation from Service.

A separation from service with the Service Recipient within the meaning of Code Section 409A(a)(2)(A)(i) and the regulations promulgated thereunder.

1.29	Service Recipient.

Provided such definition is in compliance with Code Section 409A and the regulations promulgated thereunder, Service Recipient shall mean the person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control).

1.30	Specified Employee.

Specified Employee shall mean a Participant who is a key employee, as defined in Code Section 416(i) (without regard to section 416(i)(5)), at any time during the 12-month period ending on an Identification Date, and meets such other requirements imposed under Code Section 409A(a)(2)(B)(i) and the regulations promulgated thereunder. Such Participant shall be a Specified Employee for the period beginning April 1 of the year subsequent to the Identification Date and ending March 31 of the following year. Notwithstanding anything to the contrary, a Participant is not a Specified Employee unless any stock of the Employer is publicly traded on an established securities market or otherwise.

1.31	Trust.

The agreement between the Employer and the Trustee under which the assets of the Plan are held, administered and managed, which shall conform to the terms of Rev. Proc. 92-64.

1.32	Trustee.

Investors Bank and Trust Company or such other successor that shall become trustee pursuant to the terms of the Plan.

1.33	Years of Service.

A Participant’s “Years of Service” shall be measured by employment during a twelve (12) month period commencing with the Participant’s date of hire by the Company and/or any of its subsidiaries or affiliates and anniversaries thereof.

Article 2 - Participation

2.1	Commencement of Participation.

Each Eligible Employee shall become a Participant at the earlier of the date on which his or her Deferral Election first becomes effective or the date on which a Matching Contribution, an Employer Supplemental or an Employer Discretionary Contribution is first credited to his or her Account.

2.2	Loss of Eligible Employee Status.

A Participant who is no longer an Eligible Employee shall not be permitted to submit a Deferral Election and shall no longer be eligible for Employer Supplemental Contributions, Employer Discretionary Contributions or Matching Contributions. All Deferrals for such Participant shall cease as of the earlier to occur of (a) the Participant’s Separation from Service or (b) the end of the Plan Year in which such Participant is determined to no longer be an Eligible Employee. Amounts credited to the Account of a Participant who is no longer an Eligible Employee shall continue to be held, pursuant to the terms of the Plan and shall be distributed as provided in Article 6.

Article 3 - Contributions

3.1	Deferral Elections - General.

A Participant’s Deferral Election for a Plan Year is irrevocable for that applicable Plan Year; provided, however that a cessation of Deferrals shall be allowed if required by the terms of the Employer’s qualified 401(k) plan in order for the Participant to obtain a hardship withdrawal from the 401(k) plan, or if required under Section 6.13 of this Plan. Amounts deferred under the Plan shall not be made available to such Participant, except as provided in Article 6, and shall reduce the Compensation paid to the Participant in the year of the Deferral from the Employer in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Employer as provided in Article 8. The Deferral Election, in addition to the requirements set forth below, must designate: (a) the amount of Compensation to be deferred and (b), if applicable, the time and form of the distribution.

3.2	Time of Deferral Election.

A Deferral Election shall be void if it is not made in a timely manner as follows:

(a) A Deferral Election with respect to any Compensation must be submitted to the Administrator before the beginning of the calendar year during which the amount to be deferred will be earned. As of December 31 of each calendar year, said Deferral Election is irrevocable for the following calendar year. In addition, a Deferral Election shall remain in effect for subsequent calendar years until a new Deferral Election is submitted to the Administrator prior to the beginning of a subsequent calendar year.

(b) Notwithstanding the foregoing and in the discretion of the Employer, in a year in which an Employee is first eligible to participate in this Plan, and provided that such Employee is not eligible to participate in any other account balance arrangement subject to Code Section 409A, such Deferral Election shall be submitted within thirty (30) days after the date on which the Employee is first eligible to participate, with respect to Compensation to be earned after such election is made.

(c) Notwithstanding the foregoing and in the discretion of the Employer, a Deferral Election with respect to any Performance-based Compensation may be submitted by an Eligible Employee or a Participant provided that such Deferral Election is submitted at least six (6) months prior to the end of the performance period on which the Performance-based Compensation is based.

(d) Notwithstanding the foregoing and in the discretion of the Employer, a Deferral Election with respect to any “fiscal year compensation” (as defined under Code Section 409A and the regulations promulgated thereunder) may be submitted by an Eligible Employee or a Participant by no later than the close of the Employer’s fiscal year preceding the first fiscal year in which are performed any services for which such compensation is payable.

3.3	Distribution Elections.

At the time a Participant makes a Deferral Election, he or she must also elect the time and form of the distribution of the Deferral by establishing or selecting one or more In-Service Sub-Accounts) or Retirement Sub-Account(s) as provided in Section 5.1.

3.4	Additional Requirements for Deferral Elections.

Subject to the limitations set forth in Sections 3.1 and 3.2 hereof, Deferrals made pursuant to a Deferral Election must be made in whole percentages with such limitations as determined by the Administrator from time to time in its sole discretion.

3.5	Matching Contribution.

The Employers reserve the right to make Matching Contributions to each Participant’s Account in such amount and in such manner as may be determined by the Company. Such Matching Contributions shall be credited to such sub-account(s) as may be elected by the Participant in accordance with Section 5.1 and procedures established by the Administrator.

3.6	Employer Supplemental Contribution.

An Employer may make an Employer Supplemental Contribution to the Account of some or all of the Participants. The amount of the Employer Supplemental Contribution shall be determined by the Employer annually and communicated to the Participant(s). Such Employer Supplemental Contribution shall be credited to the Retirement Sub-Account with the shortest distribution installment period maintained within the Participant’s Account in accordance with Section 5.1. If no Retirement Sub-Accounts are maintained within the Participant’s Account, a lump sum Retirement Sub-Account shall be established and such Employer Supplemental Contribution shall be credited thereto.

3.7	Employer Discretionary Contributions.

The Employers reserve the right to make Employer Discretionary Contributions to some or all Participants’ Accounts in such amount and in such manner as may be determined by the applicable Employer. Such Employer Discretionary Contribution shall be credited to the Retirement Sub-Account with the shortest distribution installment period maintained within the Participant’s Account in accordance with Section 5.1. If no Retirement Sub-Accounts are maintained within the Participant’s Account, a lump sum Retirement Sub-Account shall be established and such Employer Supplemental Contribution shall be credited thereto.

3.8	Crediting of Contributions.

(a) Deferrals shall be credited to a Participant’s Account, and if applicable transferred to the Trust, as soon as administratively feasible following each payroll period.

(b) Matching Contributions shall be credited to a Participant’s Account, and if applicable transferred to the Trust, as soon as administratively feasible following the close of each Plan Year.

(c) Employer Supplemental Contributions shall be credited to a Participant’s Account, and if applicable transferred to the Trust, at such time as the Employer shall determine.

(d) Employer Discretionary Contributions shall be credited to a Participant’s Account, and if applicable transferred to the Trust, at such time as the Employer shall determine.

Article 4 - Vesting

4.1	Vesting of Deferrals.

A Participant shall be one hundred percent (100%) vested in the portion of his or her Account attributable to Deferrals and any deemed earnings or losses on the investment of such Deferrals.

4.2	Vesting of Matching Contributions.

Except as otherwise provided herein:

(a) If a Participant was hired by the Company or any of its subsidiaries or affiliates prior to July 1, 2000, the Participant shall be one hundred percent (100%) vested in the portion of his or her Account attributable to Matching Contributions and any deemed earnings or losses on the investments of such Matching Contributions.

(b) If a Participant was hired by the Company or any of its subsidiaries or affiliates on or after July 1, 2000, the Participant shall have a vested right to the portion of his or her Account attributable to Matching Contributions and any deemed earnings or losses on the investments of such Matching Contributions as follows:

Years of Service	Vested Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

4.3	Vesting of Employer Supplemental Contributions.

Except as otherwise provided herein, a Participant shall have a vested right to the portion of his or her Account attributable to Employer Supplemental Contributions and any deemed earnings or losses on the investment of such Employer Supplemental Contributions according to such vesting schedule as the Employer shall determine at the time an Employer Supplemental Contribution is made.

4.4	Vesting of Employer Discretionary Contributions.

A Participant shall have a vested right to the portion of his or her Account attributable to Employer Discretionary Contributions and any deemed earnings or losses on the investment of such Employer Discretionary Contributions according to such vesting schedule as the Employer shall determine at the time an Employer Discretionary Contribution is made.

4.5	Vesting in Event of Retirement, Disability, Death or Change-in-Control.

(a) A Participant who incurs a Separation from Service due to Retirement shall be fully vested in the amounts credited to his or her Account as of the date of the Separation from Service.

(b) A Participant who incurs a Separation from Service due to Disability shall be fully vested in the amounts credited to his or her Account as of the date of the Separation from Service.

(c) Upon a Participant’s death, the Participant shall be fully vested in the amounts credited to his or her Account.

(d) Upon a Change-in-Control, all Participants shall be fully vested in the amounts credited to their Accounts as of the date of the Change-in-Control.

4.6	Amounts Not Vested.

Any amounts credited to a Participant’s Account that are not vested at the time of his or her Separation from Service shall be forfeited.

Article 5 - Accounts

5.1	Accounts.

The Administrator shall establish and maintain a bookkeeping account in the name of each Participant. The Administrator shall also establish sub-accounts as provided in subsection (a) and (b) below, as elected by the Participant pursuant to Article 3. A Participant may have a maximum of ten (10) sub-accounts at any time.

(a) A Participant may establish one or more Retirement Sub-Account(s) (“Retirement Sub-Accounts”) by designating as such on the Participant’s Deferral Election. Each Participant’s Retirement Sub-Account shall be credited with, to the extent elected by the

Participant or required by the terms of this Plan, Deferrals, Matching Contributions, Employer Supplemental Contributions and Employer Discretionary Contributions and the Participant’s allocable share of any deemed earnings or losses on the foregoing. Each Participant’s Retirement Sub-Account shall be reduced by any distributions made from such Retirement Sub-Account plus, to the extent permitted by applicable law, any federal, state and local tax withholding, and any social security withholding tax as may be required by law.

(b) A Participant may elect to establish one or more In-Service Sub-Accounts (“In-Service Sub-Accounts”) by designating as such on the Participant’s Deferral Election the year in which payment shall be made. Each Participant’s In-Service Sub-Account shall be credited with, to the extent elected by the Participant or required by the terms of this Plan, Deferrals, Matching Contributions, Employer Supplemental Contributions and Employer Discretionary Contributions, and the Participant’s allocable share of any deemed earnings or losses on the foregoing. Each Participant’s In-Service Sub-Account shall be reduced by any distributions made from such In-Service Sub-Account plus, to the extent permitted by applicable law, any federal, state and local tax withholding and any social security withholding tax as may be required by law.

5.2	Investments, Gains and Losses.

(a) A Participant may direct that his or her Retirement Sub-Accounts and/or In-Service Sub-Accounts established pursuant to Section 5.1 be valued as if they were invested in multiples of one percent (1%) in one or more Investment Funds as selected by the Company. The Company may from time to time, at the discretion of the Administrator, change the Investment Funds for purposes of this Plan.

(b) The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, Matching Contributions, Employer Supplemental Contributions, Employer Discretionary Contributions, investment experience, distributions and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible.

(c) A Participant may change his or her selection of Investment Funds as permitted by the Administrator with respect to his or her Account or sub-accounts by filing a new election in accordance with procedures established by the Administrator. An election shall be effective as soon as administratively feasible following the date of the change as indicated by the Participant in a form prescribed by the Administrator.

(d) Notwithstanding the Participant’s ability to designate the Investment Funds in which his or her Account or sub-accounts shall be deemed mvested, the Employer shall have no obligation to invest any funds in accordance with the Participant’s election. Participants’ Accounts shall merely be bookkeeping entries on the Employer’s books, and no Participant shall obtain any property right or interest in any Investment Fund.

Article 6 - Distributions

6.1	Distribution Election.

Each Participant shall designate in his or her Deferral Election the form and timing of the distribution of his or her Account or sub-accounts by indicating the type of sub-account as described under Section 5.1, and by designating the manner in which payments shall be made from the choices available under Sections 6.2 and 6.3 hereof. Notwithstanding anything to the contrary contained herein, no acceleration of the time or schedule of payments under the Plan shall occur except as permitted under both this Plan and Code Section 409A(a)(3) and the regulations promulgated thereunder.

6.2	Distributions from an In-Service Sub-Account.

Distributions of the vested portion of an In-Service Sub-Account shall begin as soon as administratively feasible but no later than ninety (90) days following January 1 of the calendar year designated by the Participant on a properly submitted Deferral Election for the applicable In-Service Sub-Account, and are payable in either a lump sum payment or substantially equal annual installments, as described in Section 6.4 below, over a period of up to five (5) years as elected by the Participant in his or her Deferral Election. For purposes of this Section 6.2, if a Participant fails to properly designate the form of the distribution, the sub-account shall be paid in a lump sum payment. If a Participant has any In-Service Sub-Accounts at the time of his or her Retirement, said sub-accounts shall be distributed in a lump sum as soon as administratively feasible but no later than ninety (90) days following the effective date of the Participant’s Retirement.

6.3	Distributions Upon Retirement.

If a Participant has a Separation from Service due to Retirement, the Participant’s Retirement Sub-Account(s) shall be (or shall begin to be) distributed as soon as administratively feasible but no later than ninety (90) days following the effective date of Participant’s Retirement. Distributions shall be made either in a lump sum payment or in substantially equal annual installments, as described in Section 6.4 below, over a period of five (5) or ten (10) years as elected by the Participant in his or her Deferral Election. If the Participant fails to properly designate the form of the distribution, the sub-account shall be paid in a lump sum payment.

6.4	Substantially Equal Annual Installments.

The amount of the substantially equal payments shall be determined by multiplying the Participant’s Account or the applicable sub-account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one (1). The amounts of the payments for each succeeding year shall be determined by multiplying such Account or sub-account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1). Installment payments made pursuant to this Section 6.4 shall be made as soon as administratively feasible in the calendar year following the initial installment and, to the extent applicable, each calendar year thereafter, but, in each case, no later than March 31 of the applicable calendar year.

6.5	Distributions Upon a Change-in-Control.

Upon a Change-in-Control, all amounts credited to a Participant’s Account as of the date of the Change-in-Control shall be paid in a lump sum as soon as administratively possible but no later than ninety (90) days following such Change-in-Control.

6.6	Distributions upon Separations from Service other than due to Retirement, Disability, Death or for Cause.

If a Participant has a Separation from Service for any reason other than due to the Participant’s Retirement, death, Disability or for Cause, all vested amounts credited to his or her Account shall be paid to the Participant in a lump sum, as soon as administratively feasible but no later than ninety (90) days following the Participant’s Separation from Service.

6.7	Distributions upon Separation from Service due to Disability.

Upon a Participant’s Separation from Service due to Disability, all amounts credited to his or her Account shall be paid to the Participant in a lump sum, as soon as administratively feasible but no later than ninety (90) days following the date of Separation from Service due to Disability.

6.8	Distributions upon Death.

Upon the death of a Participant (whether before or after any distribution of the Participant’s Account has begun), all amounts credited to his or her Account shall be paid, as soon as administratively feasible but no later than ninety (90) days following his or her date of death, to his or her beneficiary or beneficiaries (as determined under Article 7) in a lump sum.

6.9	Separation from Service due to Cause.

Notwithstanding anything to the contrary contained herein, in the event of a Participant’s Separation from Service for Cause, the Participant shall only receive the return of his or her Deferrals, including the Participant’s allocable share of any deemed earnings or losses credited on those Deferrals pursuant to Section 5.2 and subject to Sections 6.11 and 10.7. Upon a Participant’s Separation from Service for Cause, all amounts credited to the Participant’s Account relating to Matching Contributions, Employer Supplemental Contributions and Employer Discretionary Contributions, including the Participant’s allocable share of any deemed earnings or losses credited on the foregoing pursuant to Section 5.2, shall be forfeited.

6.10	Changes to Distribution Elections.

A Participant will be permitted to elect to change the form or timing of the distribution of one or more sub-accounts within his or her Account if such change meets the following requirements:

(a) On or before December 31, 2007, a Participant may change the form or timing of such distribution (based on the choices available under Sections 6.2 and 6.3) by filing a new distribution election with the Administrator on or before December 31, 2007; provided, however, that (i) such election will not apply to any amount otherwise payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007 and (ii) such election must be in a form prescribed by the Administrator. Once made, this subsequent distribution election may be changed or revoked only as provided in Section 6.10(b).

(b) After December 31, 2007, a Participant may change the form or timing of such distribution (based on the choices available under Sections 6.2 and 6.3) by filing a new distribution election with the Administrator; provided that such change meets the requirements of Code Section 409A(a)(4)(C) and the regulations promulgated thereunder, including the requirements that (i) a subsequent election may not take effect until at least twelve (12) months after such election is made, (ii) the payment with respect to which such subsequent election is made must be deferred (other than a distribution upon death, Disability or an Unforeseeable Emergency) for at least five (5) years from the date the first amount was scheduled to be paid, and (iii) any subsequent election affecting a distribution at a specified time (or pursuant to a fixed schedule) may not be made less than twelve (12) months before the date the first amount was scheduled to be paid. Such election must be made in a form prescribed by the Administrator.

(c) Once a sub-account begins distribution, no such changes to distributions shall be permitted under this Section 6.10.

(d) For purposes of this Section 6.10, a series of installment payments paid from a single In-Service Sub-Account or Retirement Sub-Account shall be treated as a single payment.

6.11	Distributions to Specified Employees.

Notwithstanding anything herein to the contrary, if any Participant is a Specified Employee upon a Separation from Service for any reason other than death or Disability, distributions to such Participant shall not commence until the first day of the seventh month following the date of such Separation from Service (or, if earlier, the date of death of the Participant) (the “Deferral Period”). Any distributions which, absent their deferral under this Section 6.11, would have been payable to the Specified Employee during the Deferral Period will be paid to the Specified Employee on the first date such payments are permitted under Code Section 409A, If distributions are to be made in annual installments, the second installments and all those thereafter will be made on the applicable anniversaries of the date on which the Participant’s initial installment would have been payable absent its deferral under this Section 6.11.

6.12	Minimum Distribution.

Notwithstanding anything herein to the contrary, but subject to Section 6.11 and any requirements under Code Section 409A and the regulations promulgated thereunder, if the balance of a Participant’s Account at the time of his or her Separation from Service is $10,000 or less, then the Participant shall be paid his or her benefits as a single lump sum.

6.13	Unforeseeable Emergency.

The Administrator may permit an early distribution of part or all of a Participant’s Account; provided, however, that such distribution shall be made only if the Administrator, in its sole discretion, determines that the Participant has experienced an Unforeseeable Emergency.

An “Unforeseeable Emergency” is defined as a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. If an Unforeseeable Emergency is determined to exist, a distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay any Federal, state or local taxes or penalties reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of Deferrals. Upon a distribution to a Participant under this Section 6.13, the Participant’s Deferrals shall cease and no further Deferrals shall be made for such Participant for the remainder of the Plan Year.

Article 7 - Beneficiaries

7.1	Beneficiaries.

Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan. Such designation shall be made in a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation in a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s surviving spouse or, if there is no surviving spouse, the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.2	Lost Participant and/or Beneficiary.

All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid. Under no circumstances shall any amount under this Plan escheat to any governmental authority.

Article 8 - Funding

8.1	Prohibition Against Funding.

Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of the ERISA. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer or the Trust shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.2	Deposits in Trust.

Notwithstanding Section 8.1 or any other provision of this Plan to the contrary, the Employer may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan. The amounts so deposited may include contributions made pursuant to a Deferral Election by a Participant, Matching Contributions, Employer Supplemental Contributions, and Employer Discretionary Contributions.

8.3	Withholding of Employee Contributions.

The Administrator is authorized to make any and all necessary arrangements with the Employer in order to withhold the Participant’s Deferrals under Section 3.1 hereof from his or her Compensation. The Administrator shall determine the amount and timing of such withholding.

Article 9 - Claims Administration

9.1	General.

If a Participant, beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Administrator.

9.2	Claims Procedure.

Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If any Participant or beneficiary claims to be entitled to benefits under the Plan and the Administrator determines that the claim should be denied in whole or in part, the Administrator shall, in writing, notify such claimant within ninety (90) days of receipt of the claim that the claim has been denied. The Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth:

(a) the specific reason or reasons for denial of the claim;

(b) a specific reference to the Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the provisions of this Article.

Under no circumstances shall any failure by the Administrator to comply with the provisions of this Section 9.2 be considered to constitute an allowance of the claimant’s claim.

9.3	Right of Appeal.

A claimant who has a claim denied wholly or partially under Section 9.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 9.2.

9.4	Review of Appeal.

Upon receipt of an appeal, the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal, the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal, the Administrator shall issue a written decision which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up to sixty (60) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. Under no circumstances shall any failure by the Administrator to comply with the provisions of this Section 9.4 be considered to constitute an allowance of the claimant’s appeal.

9.5	Designation.

The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designated shall have the same authority and discretion granted to the Administrator hereunder.

Article 10 - General Provisions

10.1	Administrator.

(a) The Administrator is expressly empowered to limit the amount of Compensation that maybe deferred; to deposit amounts into the Trust in accordance with Section

8.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b) The Administrator shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c) The Administrator shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator.

10.2	No Assignment.

Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such attempt shall be invalid and such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.3	No Employment Rights.

Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.4	Incompetence.

If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator and the Trustee.

10.5	Identity.

If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

10.6	Other Benefits.

The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

10.7	Right of Setoff.

An Employer may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable to a Participant or a beneficiary from this Plan such amounts as may be owed by a Participant to the Employer, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff; provided, however, that this setoff may occur only at the date on which the amount would otherwise be distributed to the Participant as required by Code Section 409A. By electing to participate in the Plan and deferring compensation hereunder, the Participant agrees to any deduction or setoff under this Section 10.7.

10.8	Expenses.

All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer.

10.9	Insolvency.

Should an Employer be considered insolvent (as defined by the Trust), the Employer, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan and the Trustee. Upon receipt of such notice, the Administrator or Trustee shall cease to make any payments to Participants who were Employees of the Employer or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.

10.10	Amendment, Modification, Suspension or Termination.

The Company may, at any time, in its sole discretion, amend, modify, suspend or terminate the Plan in whole or in part, except that no such amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts. In the event that this Plan is terminated, the distribution of the amounts credited to a

Participant’s Accounts shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to termination as if the Plan had not been terminated. Notwithstanding anything to the contrary contained herein, the Company, in its sole discretion, may distribute all Participants’ Accounts in connection with a termination of the Plan; provided that (a) no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred may be made within twelve (12) months from termination date of the Plan; (b) all payments must be made within twenty-four (24) months from the termination date of the Plan; and (c) all other requirements under Code Section 409A and the regulations promulgated thereunder are met.

10.11	Construction.

All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.12	Governing Law.

This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, Code Section 409A and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of Ohio, other than its laws respecting choice of law.

10.13	Severability.

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA or Code Section 409A, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.

10.14	Headings.

The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

10.15	Terms.

Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

10.16	Code Section 409A Compliance.

It is intended that this Plan comply with Code Section 409A in accordance with Internal Revenue Service Notice 2005-1 and proposed regulations promulgated thereunder (and any subsequent IRS notices or guidance), and this Plan will be interpreted, administered and operated in good faith accordingly. In the event that any provision of this Plan is inconsistent with Code

Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such provision. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.

10.17	Payments Upon Income Inclusion Under Code Section 409A.

The Company may accelerate the time or schedule of a payment to a Participant to pay an amount the Participant includes in income as a result of the Plan failing to meet the requirements of Code Section 409A.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, effective as of this 30th day of December, 2006.

Greif, Inc.

By:	/s/ Michael L. Roane
Title:	Senior Vice President, Global Human Resources

ATTEST:

By:	/s/ David J. Bell
Title:	Vice President Global
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